UNANIMOUS WRITTEN CONSENT WITHOUT A MEETING OF
                              THE BOARD OF DIRECTORS
                                        OF
                            CENTURY LABORATORIES, INC.


     The undersigned, being all the directors of Century Laboratories, Inc., a Delaware (the "Corporation"), hereby consents to the adoption of the following resolution by written consent without a meeting this 27th day of November 2000, Pursuant to the Delaware Revised Statutes;

     WHEREAS, the Corporation believes that it is in the Corporation's best interest to enact a 20 to 1 reverse split of all of the Corporation's outstanding and issued stock, effective on the date of this Resolution. The Corporation believes that it is necessary to effectuate this reverse split in order to avoid the continued depression of the Corporation's stock price and, in order to secure financing which must be obtained for the Corporation to continue to exist as a going concern. As of November 27, 2000, the Corporation has 10,000,000 shares issued and outstanding. As a result of the 20:1 reverse split, the Company now has 500,000 shares issued and outstanding.

     THEREFORE, BE IT RESOLVED, that the Corporation enact a 20 to 1 reverse split of all of the Corporation's outstanding and issued stock, effective on the date of this Resolution; and

     BE IT FURTHER RESOLVED, that the Corporation's President and Secretary, Robert Bryan, send a conformed copy of this Resolution to the Corporation's transfer agent, Signature Stock Transfer; and

     BE IT FURTHER RESOLVED; that the directors of this Corporation are empowered and directed, in the name of and on behalf of this Corporation, to execute and sign this resolution; and the officers of this Corporation are empowered and directed in the name of and on behalf of this Corporation to execute and deliver all documents, to make all payments, and to perform and other act as may be necessary from time to time to carry out the purposes and intent of these resolutions. All such acts and doings of the officers of this Corporation consistent with the purpose of this resolution is hereby authorized, approved, ratified and confirmed in all respects.

Dated:   November  30,  2000



By:/s/____________________________
      Robert  Bryan,  President,  Secretary  and  Director